Exhibit 10.3

IATA Document No. 5016-01

MASTER SHORT-TERM ENGINE LEASE AGREEMENT

2012 Revision

prepared in conjunction with the AWG Release Date: October 2012

PREPARATORY NOTES BY THE IATA AND AWG SECRETARIATS

1.
THIS FORM WAS JOINTLY PREPARED BY IATA-AWG FOR GENERAL USE BY THE AVIATION INDUSTRY.

2.
THE STRUCTURE OF THE DOCUMENT IS THAT OF A MASTER FORM - WHICH IS NOT SIGNED - BUT RATHER IS INCORPORATED BY REFERENCE IN A PARTICULAR TRANSACTION THROUGH AN INDIVIDUALLY EXECUTED SHORT-FORM "LEASE AGREEMENT". THE PARTIES MAY MODIFY THE DOCUMENT THROUGH THE LEASE AGREEMENT. THE LEASE AGREEMENT IS ATTACHED AS ANNEX 2. FOR CONVENIENCE, THE SHORT-FORM LEASE AGREEMENT WILL ALSO BE POSTED ON THE IATA AND AWG WEBSITES, IN DOWNLOADABLE WORD FORMAT.

3.
TRANSACTION PARTIES, WHETHER OR NOT MEMBERS OF IATA OR AWG, MAY UTILISE THIS FORM IF AND WHEN THEY DEEM FIT AND WITH WHATEVER AMENDMENTS THEY DEEM APPROPRIATE.

4.
IN PREPARING THIS FORM, “SHORT-TERM” WAS CONSIDERED TO BE A PERIOD OF SIX MONTHS OR LESS, ALTHOUGH TRANSACTION PARTIES ARE FREE TO DESIGNATE THE TERM THEY DEEM FIT.

5.
IATA-AWG INTEND TO REVIEW THIS FORM ON A PERIODIC BASIS TO DETERMINE WHETHER ANY MODIFICATIONS ARE APPROPRIATE. IF MODIFIED, THAT FORM WILL BE GIVEN AN UPDATED TITLE.

TABLE OF CONTENTS

1.
DEFINITIONS AND INTERPRETATION 1
2.
TERMS OF LEASING 1
3.
PAYMENTS, CHARGES AND TAXES 2
4.
INFORMATIONAL, OPERATIONAL AND COMPLIANCE UNDERTAKINGS 3
5.
DISCLAIMERS AND WAIVERS 6
6.
EXPORTATION AND IMPORTATION 6
7.
LOSS AND DAMAGE 6
8.
INSURANCE 7
9.
QUIET ENJOYMENT 7
10.
INDEMNITIES 7
11.
REDELIVERY OF ENGINE PACKAGE 9
12.
UNSERVICEABILITY 11
13.
TERMINATION EVENTS 11
14.
DEFAULTS AND REMEDIES 12
15.
REPRESENTATIONS AND WARRANTIES 13
16.
CAPE TOWN CONVENTION 13

17.
MISCELLANEOUS PROVISIONS 14

Annex 1 – Definitions and Rules of Interpretation .. 1-A

Annex 2 – Form of Lease Agreement .. 2-A

Annex 3 – Conditions Precedent ..3-A

Annex 4 – Insurance Requirements ..4-A

Annex 5 – Recognition Agreement ..6-A

IATA Document No. [ ] (MASTER SHORT-TERM ENGINE LEASE AGREEMENT, 2012 Revision) ("Master

Agreement") applies to leasing arrangements contemplated hereby between one party ("Lessor") and another ("Lessee").

RECITALS

WHEREAS, this standardised form has been developed to facilitate the short-term leasing of aircraft engines and associated equipment; and

WHEREAS, Lessor and Lessee ("Parties") wish to utilise this Master Agreement for specific transactions ("Lease Agreements") on the terms hereof as modified thereby.

IT IS HEREBY AGREED as follows:

1.
DEFINITIONS AND INTERPRETATION

The definitions and rules of interpretation specified in annex 1 shall apply hereto and to any Lease Agreement.

2.
TERMS OF LEASING

2.1
Agreement to Lease and Terms of Lease Agreement

2.1.1
This Master Agreement governs the leasing of any Engine Package described in a Lease Agreement specifically incorporating the terms hereof.

2.1.2
A Lease Agreement modifies the terms hereof in respect of any Engine Package described therein. Where a Lease Agreement is executed, this Master Agreement, as so modified, shall be (i) read as a single independent contract applicable to any such Engine Package and (ii) referred to herein as "this Agreement".

2.1.3
A Lease Agreement shall take the form set out as annex 2.

2.1.4
If Lessee is not an airline or other operator of engines, Part II of the Lease Agreement shall modify the terms hereof to the extent specified therein.

2.2
Characterisations of Lease and Title to Engine Packages

2.2.1
Parties declare that this Agreement is a true lease, not intended as security.

2.2.2
Lessor represents that it has title to or the right to lease the Engine.

2.2.3
This Agreement confers neither title nor proprietary rights or interests in the Engine Package to Lessee, save its right to possession and use of the Engine hereunder.

2.3
Conditions Precedent

2.3.1
Without prejudice to 2.4, Lessee's obligations under this Agreement are subject:

(i)
to the Engine having a valid serviceability tag issued under the authority of the FAA or JAA, as specified in the definition of "Engine" in Part I, point 1 of the Lease Agreement;

(ii)
if specified in Part I, point 2 of the Lease Agreement, to the Engine not having more than the number of Engine Flight Hours (point 2A) and Engine Flight Cycles (point 2B) so specified since new or its last overhaul, as applicable; and

(iii)
to the satisfaction, or discretionary waiver by Lessee, of the additional conditions precedent, if any, specified in Part I, point 3A of the Lease Agreement.

2.3.2
Prior to the expiry of the period specified in Part I, point 4 of the Lease Agreement, and provided Lessee has not operated the Engine, Lessee may advise Lessor that the conditions set out in 2.3.1 have not been satisfied, and, in that case:

(i)
Lessee shall, with advance notice, immediately return the Engine Package to Lessor (a) free of Liens (save Lessor Liens) at the Redelivery Location and (b) in accordance with 11.5;

(ii)
the leasing of the Engine Package, if commenced, shall terminate upon such return; and

(iii)
if such conditions have not, in fact, been satisfied, Lessee shall not be responsible for accrued Rent or the costs of return under 2.3.2(i).

2.3.3
Lessor's obligations under this Agreement are conditional on satisfaction, or discretionary waiver by Lessor, of the conditions precedent (i) specified in annex 3 and (ii) if any, specified in Part I, point 3B of the Lease Agreement.

2.4
Commencement of Term

2.4.1
The leasing of the Engine Package shall commence on the Commencement Date, and the Engine Package shall be leased for its Term, subject to the terms hereof.

2.4.2
If required by Part I, point 6 of the Lease Agreement, Lessee shall effect or evidence its acceptance of delivery of the Engine Package by delivering to Lessor an executed Acceptance Certificate.

3.
PAYMENTS, CHARGES AND TAXES

3.1
Deposit or Letter of Credit

Part I, point 7 of the Lease Agreement may specify that a deposit and/or letter of credit for the Engine, securing Lessee's obligations hereunder, is required, and, if so, may specify the terms under which it may be utilised by Lessor, and, thereafter, replenished or replaced by Lessee, and for whose account interest thereon accrues. Provided no Event of Default is continuing, promptly following the date on which the last Use Fees are payable under 3.3, Lessor shall return (i) an amount equal to the deposit or that drawn under the letter of credit (and, where so specified, interest thereon), if any, in either case, less the part thereof applied in satisfaction of Lessee's obligations under this Agreement or (ii) the letter of credit, if not drawn in full.

3.2
Rental Payments

Lessee shall pay to Lessor the Rent on each Rent Payment Date during the Term.

3.3
Use Fees

Lessee shall also pay to Lessor nonrefundable Use Fees for each Engine for each calendar month (or part thereof) during its Term. Use Fees shall be paid on or before the fifteenth day following the end of each calendar month, save the last payment of Use Fees during the Term, which shall be paid on the tenth Business Day following the last day of the Term.

3.4
Costs

Save where otherwise provided, each Party shall be responsible for and pay all costs and expenses relating to its performance hereunder.

3.5
Late Payments

Lessee shall pay additional amounts to compensate for late payments, calculated against amounts owing, at the Default Rate. Such additional amounts shall be payable from the date the relevant payment is due, to the date it is actually paid, on the basis of the actual number of days elapsed, with a 30-day month and a 360-day year assumed.

3.6
Net Lease and Absolute Obligations

This Agreement is a net lease. Lessee's obligations hereunder are absolute and unconditional, and not subject to set-off. They shall not be reduced or otherwise affected by any act, event, defense, contingency or circumstance whatsoever.

3.7
Payments Generally

3.7.1
Save as provided herein, all payments from Lessee are due on demand.

3.7.2
All payments by Lessee to Lessor shall be made in the Agreed Currency, and, save as otherwise instructed (at least five Business Days prior to the due date therefor), to the Payment Account. All such payments shall identify the Engine.

3.7.3
All payments shall be paid in immediately available funds by wire transfer for credited receipt on the due date therefor, if a Business Day, or, if not, the next Business Day.

3.8
Net of Withholding Taxes

3.8.1
All payments by Lessee will be made without deduction or withholding for or on account of any Tax save to the extent required by Law.

3.8.2
If such deduction or withholding is so required, Lessee shall pay:

(i)
such amounts to the relevant Tax authorities, when due, and notify Lessor of the same, providing evidence of payment; and

(ii)
such additional amounts to Lessor or other Indemnitee necessary to ensure that all payments hereunder are received on an After Tax Basis.

3.8.3
Without prejudice to 3.8.1 - 3.8.2, at the request and expense of Lessee, Lessor shall take reasonable administrative actions to minimize withholding Taxes. The foregoing shall not require action that has a material adverse effect on Lessor or any Additional Indemnitee.

4.
INFORMATIONAL, OPERATIONAL AND COMPLIANCE UNDERTAKINGS

4.1
Maintenance of Rights, Licenses and Privileges and Compliance with Laws

4.1.1
Lessee shall maintain all rights, licenses and privileges material to performing its obligations under this Agreement.

4.1.2
Lessee shall comply with all Applicable Laws relating to the Engine Package where non-compliance would have a material adverse effect on (i) the Engine Package, (ii) Lessor, or (iii) any other Additional Indemnitee.

4.1.3
Lessee's obligations under 4.1.2 shall not require it to take action inconsistent with mandatory Laws of the state where it is legally constituted, provided that Lessee remains fully liable under 10 for any non-compliance with 4.1.2.

4.2
Information, Documentation, Records and Reports

4.2.1
Lessee shall keep complete and current records on the:

(i)
use and condition of, and maintenance performed on, the Engine as required by 4.2.2, 4.7.1(ii) and 11.4 including the documentation provided by Lessor and specified in Part I, point 13 of the Lease Agreement ("Engine Documentation"); and

(ii)
location of the Engine from time to time.

4.2.2
Lessee shall keep the Engine Documentation:

(i)
in English, save as otherwise agreed; and

(ii)
in accordance with (a) the rules of the Aviation Authority and (b) generally applicable procedures and recommendations of the Engine and/or Aircraft manufacturer, as applicable.

4.2.3
Lessee shall provide to Lessor all information specified in 4.2.1 reasonably requested by Lessor.

4.2.4
Lessee shall provide to Lessor, concurrently with the payment of Use Fees, a monthly report on the Engine ("Engine Reports"). Engine Reports shall include the:

(i)
number of Engine Flight Hours and Engine Flight Cycles the Engine was operated during the previous calendar month (or part thereof); and

(ii)
other information specified in Part I, point 14 of the Lease Agreement.

4.2.5
Lessee shall promptly notify Lessor of the particulars of any Partial Loss above the Threshold Amount or which renders the Engine Unserviceable or a Total Loss, and the details of any related negotiations over compensation claims.

4.2.6
Where and as required by Part I, point 15 of the Lease Agreement, Lessee shall notify Lessor of the particulars of any installation or removal of the Engine on/from an aircraft.

4.3
Operation of Engines and Related Consents

4.3.1
Lessee shall operate and otherwise utilise the Engines in accordance with (i) Applicable Laws, including the rules of the Aviation Authority, and (ii) the Applicable Engine Standards.

4.3.2
Lessee shall not operate or otherwise utilise the Engine (i) unless all Insurances are in effect or (ii) in a manner which causes noncoverage under the Insurances.

4.3.3
Lessee is responsible for obtaining the Consents required to operate, utilise and otherwise deal with the Engine Package in accordance with this Agreement.

4.4
Proprietary Rights, Possession and Related Items

4.4.1
Lessee shall not transfer, represent itself as the title-holder or owner of, or abandon, any Engine Package.

4.4.2
Lessee shall not sublet or, save as expressly provided herein, part with possession of the Engine Package, save with the prior consent of Lessor.

4.4.3
Lessee shall not create or permit, and will promptly remove, any Lien (other than a Permitted Lien) on the Engine Package.

4.4.4
Lessee shall not permit installation of the Engine on any aircraft unless:

(i)
that installation will not, under Applicable Law and/or an extant contract, transfer any proprietary rights or interests in that Engine, and

(ii)
all parties having a proprietary interest in that aircraft have previously (a) executed a Recognition Agreement or (b) otherwise agreed in writing (which may be done in that party's leasing or financing contract with Lessee) to the items set out as (i)– (ii) in the Recognition Agreement.

4.4.5
Lessee shall take all reasonable actions to establish and protect the proprietary interests of Lessor in the Engine Package, and, if applicable, the priority thereof, in each case under Applicable Law, including:

(i)
the execution of documents, and making of filings and registrations; and

(ii)
affixing, as instructed, identification materials provided by Lessor (and not removing the same).

4.4.6
To the extent specified in Part I, point 16 of the Lease Agreement, Lessee shall take actions of the type required by 4.4.5 in respect of the proprietary interests of other Additional Indemnitees and/or under laws other than the Applicable Laws, in either case, at the expense of the Party so specified.

4.4.7
Without prejudice to 4.4.5 – 4.4.6, at the expense of Lessor, Lessee shall take the additional actions reasonably requested by Lessor to further protect the proprietary interests in the Engine Package of Lessor and the other Additional Indemnitees.

4.4.8
Lessee shall not cause the Engine Package to be seized, detained or expropriated.

4.5
Inspections

4.5.1
Lessor (and/or its representatives) may, but is not obliged to, inspect the Engine Package, from time to time during the Term. Without prejudice to 14, an inspection shall not materially interfere with normal airline operations.

4.5.2
Lessor shall give Lessee reasonable advance notice of any such inspection. Lessee shall cooperate with Lessor in organising and conducting inspections.

4.5.3
Inspections shall be at Lessor's cost save where an inspection was requested as a result of, or in fact reveals, a breach of this

Agreement by Lessee.

4.6
Maintenance and Repair

4.6.1
Lessee shall procure that routine scheduled, condition-monitored, and on-condition line maintenance is performed on the Engine Package, including preventative tests, and system checks. Such performance shall:

(i)
comply with (a) the Applicable Engine Standards, (b) the rules of the Aviation Authority, and (c) Lessee's maintenance program; and

(ii)
be undertaken at a standard which, in line with accepted industry practices, would be expected to keep the Engine (a) in a serviceable and airworthy condition, (b) fully operational, and (c) in as good operating and physical condition as at the time of delivery (save only normal wear and tear from ordinary operation).

4.6.2
Lessee is responsible for the costs of repairing damage to the Engine, and replacing Parts and/or performing maintenance thereon (including any repair or replacement of, or maintenance performed on, any On Watch Items after the Term), caused during the Term by (i) the negligence of Lessee, (ii) the operational mishandling of the Engine, (iii) the operation of the Engine beyond limits, or

(iv) a foreign object.

4.6.3
Lessee shall not perform or permit any modification, alteration, overhaul or repair (save as required by 4.6.1) of any Engine Package, save to the extent and under the terms agreed between the Parties.

4.7
Removal and Interchange of Parts

4.7.1
Lessee shall not remove any Part from the Engine unless (a) required by 4.6 and (b) save as permitted by 4.7.2, that Part is promptly replaced by a part:

(i)
which is (a) manufactured by the original equipment manufacturer, or, if not, is approved by Lessor acting reasonably, (b) in good operating condition, and having substantially similar hours available until the next scheduled check, inspection, overhaul or shop visit, as the replaced Part, and (c) of the same or a more advanced make and model, having the same interchangeability and modification status, and the same value and utility, as the replaced Part;

(ii)
for which Lessee has fully traceable (i.e., "back to birth") records and source and maintenance history, in a form complying with the requirements of the Aviation Authority and the FAA or JAA, and to be included in the Engine Documentation; and

(iii)
under circumstances whereby, upon installation without further action, (a) title to such part passes to Lessor, free of Liens (save Permitted Liens), and (b) such part becomes subject to this Agreement.

4.7.2
In the case where, on an emergency basis resulting from a technical problem to the Engine, a Part must be removed from the Engine and a replacement part complying with 4.7.1(i)-(iii) is not reasonably available, Lessee:

(i)
may remove a Part and replace it with a Qualifying Emergency Part; and

(ii)
if so, shall (a) replace that Qualifying Emergency Part with a Part complying with 4.7.1(i)-(iii) as promptly thereafter as practicable, or (b) where required by and in accordance with 12, return the Engine with the removed Part to Lessor.

4.7.3
Any removed Part shall be prudently stored and insured, remaining property of Lessor and subject to this Agreement until replaced by a part in accordance with 4.7.1. Upon that replacement, title to the replaced Part shall pass to Lessee, free and clear of Lessor Liens.

4.8
Nondiscrimination

Lessee shall not operate, utilise or maintain the Engine in an adverse discriminatory manner, compared to similar engines in its fleet.

5.
DISCLAIMERS AND WAIVERS

WITHOUT PREJUDICE TO 2.2.2, 2.3, 9 OR 12, THE ENGINE PACKAGE IS TO BE DELIVERED AND LEASED HEREUNDER 'AS IS, WHERE IS'.

SAVE AS EXPRESSLY STATED IN THIS AGREEMENT, PARTIES UNCONDITIONALLY AGREE AS FOLLOWS, IT BEING EMPHASISED THAT THE FOLLOWING IS FUNDAMENTAL TO THE TERMS OF THIS AGREEMENT:

(I)
LESSOR MAKES NO WARRANTIES, GUARANTEES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO THE ENGINE PACKAGE; AND

(II)
LESSEE WAIVES ALL RIGHTS, REMEDIES AND DAMAGES, INCLUDING INCIDENTAL AND CONSEQUENTIAL DAMAGES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH REGARD TO THE ENGINE PACKAGE, AND LESSOR IN THAT CAPACITY (AND, FOR THE AVOIDANCE OF DOUBT, ITS INSURERS) SHALL HAVE NO LIABILITY THEREFOR.

NOTHING IN 5(II) SHALL AFFECT THE LEGAL LIABILITY OF LESSOR, IF ANY, UNDER LAW ARISING FROM ITS WILLFUL MISCONDUCT OR GROSS NEGLIGENCE PROVIDED THAT NEITHER THE TERMS OF THIS AGREEMENT NOR LESSOR'S CAPACITY HEREUNDER SHALL ITSELF EXPAND ANY SUCH LIABILITY.

6.
EXPORTATION AND IMPORTATION

6.1
Responsibility for Authorizations

In the event any Engine Package is exported or imported:

(i)
Lessee shall act as exporter and importer of record in its jurisdiction, as applicable, responsible for obtaining and maintaining associated Consents; and

(ii)
Lessor shall furnish reasonably requested information required in connection with Lessee's undertakings under 6.1(i).

7.
LOSS AND DAMAGE

7.1
Risk of Loss

Risk of loss or damage to the Engine Package during the Term resides with Lessee.

7.2
Partial Loss

7.2.1
In the event of Partial Loss to the Engine during the Term:

(i)
Lessee shall be responsible for the cost of prompt restoration of the Engine to its condition prior to the Partial Loss.

(ii)
Part I, point 17 of the Lease Agreement shall specify whether the Engine shall (a) continue to be leased under this Agreement, with all terms hereof remaining in force (save operational obligations with which Lessee is unable to comply by virtue of the damage or loss for so long as this is the case), or (b) in accordance with 12, be returned to Lessor, thereby ending the Term.

(iii)
Lessee shall deliver the Engine or the damaged Parts (in accordance with 11.5, as applicable) to an Agreed Maintenance Performer, if 7.2.1(ii)(a) applies, or Lessor, if 7.2.1(ii)(b) applies, in either case for repair and restoration.

7.2.2
Proceeds of Insurances paid in the event of a Partial Loss shall be applied with the following priority:

(i)
first, to amounts owing to the person repairing or replacing the damaged item; and

(ii)
second, to reimburse Lessee for any payments made under 7.2.1(i).

7.3
Total Loss

7.3.1
In the event of a Total Loss of an Engine during the Term, where Lessor has not been paid the insurance proceeds as required by 8.1, Lessee shall pay Lessor the Stipulated Amount on the earlier of:

(i)
ninety (90) days following the Total Loss; and

(ii)
the second Business Day following the date on which Lessee receives the insurance proceeds in respect of the event giving rise to the Total Loss.

7.3.2
Rent shall not be abated by a Total Loss, and shall accrue and be payable until receipt by Lessor of the Stipulated Amount.

Where that receipt does not occur on or prior to the Scheduled Final Date, the Term shall be automatically extended until such receipt (with Lessee remaining responsible for all financial and other obligations hereunder susceptible of performance notwithstanding the Total Loss, but not for other obligations).

7.3.3
Upon receipt of the Stipulated Amount and all other sums payable to Lessor under this Agreement, the leasing of the Engine shall be terminated, and Lessor shall transfer to Lessee (or, if required, to Lessee's insurer), at Lessee's expense, title to the Engine. That title transfer shall be on an "as is, where is" basis, without warranty, save to the absence of any Lessor Liens.

7.3.4
Concurrently with transfer of title under 7.3.3, Lessor shall pay to Lessee any pre-paid Rent relating to the period following the Final Date.

8.
INSURANCE

8.1
Insurance Requirements

Lessee shall maintain the hull, war and liability insurances, and, if required by Part I, point 19 of the Lease Agreement, reinsurances, described in annex 4 ("Insurances").

8.2
Insurance-Related Undertakings

8.2.1
Prior to the Commencement Date and promptly upon the renewal of Insurances, Lessee shall provide Lessor with documentation reasonably satisfactory to Lessor:

(i)
certifying that the Insurances are in effect; and

(ii)
containing a broker's undertaking or certificate, if customary in the market where the Insurances are placed, confirming compliance with the insurance requirements hereunder.

8.2.2
Maintaining the Insurances in full force and effect is an essential term of this Agreement. Lessee agrees not to take action, or fail to act, where doing so poses a risk that any of the Insurances may be invalidated or rendered void. The foregoing is without prejudice to 13.1.

8.2.3
Without prejudice to 14.1(ii), and save as provided in 13.1, in the event Lessee fails to comply with 8.1, Lessor may take action to ensure that (i) the Insurances remain in effect or (ii) the risks to be covered thereby are otherwise satisfactorily insured against. The costs associated with such Lessor action shall be for the account of Lessee.

8.2.4
Lessee shall promptly respond to reasonable requests by Lessor for material insurance-related information.

9.
QUIET ENJOYMENT

Lessor shall not interfere, or permit any person claiming through it to interfere, with the quiet use and possession of the Engine Package by Lessee during the Term. The exercise by Lessor of its rights and remedies under this Agreement shall not constitute such an interference.

10.
INDEMNITIES

10.1
General Indemnity

10.1.1
Lessee shall indemnify and hold harmless Indemnitees for and against Claims and Losses relating to any General Indemnity Event, save those excluded by 10.1.3. Payments under 10 shall be made by Lessee (i) on the Business Day following the date of demand and (ii) on an After Tax Basis.

10.1.2
A "General Indemnity Event" is an event or circumstance directly or indirectly related to the:

(i)
possession, use, operation, control, condition or status of the Engine Package;

(ii)
maintenance or performance of, or services, repairs or modifications to, the Engine Package;

(iii)
non-performance of any obligation or any misrepresentation by Lessee under this Agreement, whether or not constituting an Event of Default; or

(iv)
transactions contemplated or permitted by this Agreement --

in each case, regardless of the source or cause of the Claims and Losses, including, without limitation, those based on theories of strict or derivative liability on account of proprietary interests in the Engine Package or status under this Agreement.

10.1.3
The general indemnity set out in 10.1–10.1.2 shall exclude, for any Indemnitee, Claims and Losses to the extent they relate to:

(i)
the willful misconduct, gross negligence or contractual breach of that Indemnitee;

(ii)
liability, if any, of that Indemnitee arising under legal relations with Lessee independent of this Agreement and its contemplated or permitted transactions;

(iii)
events or circumstances occurring before or after the Term which are not (a) caused by or attributable to any act or omission during the Term and/or (b) related to this Agreement and its contemplated or permitted transactions;

(iv)
Lessor Taxes or Lessor Liens attributable to that Indemnitee;

(v)
ordinary course administrative or operating expenses of that Indemnitee or expenses for which that Indemnitee has been expressly allocated responsibility hereunder;

(vi)
the negligent inspection by that Indemnitee, where it has elected to physically inspect the Engine Package under 4.5.1; and/or

(vii)
a Taxation Indemnity Event or an item within the scope of 10.3.2.

10.2
Taxation Indemnity

10.2.1
Lessee shall indemnify and hold harmless Indemnitees for and against Claims and Losses relating to any Taxation Indemnity Event, save those excluded by 10.2.3. Payments shall be made by Lessee (i) on the Business Day following the date of demand and

(ii) on an After-Tax Basis.

10.2.2
A "Taxation Indemnity Event" is an event or circumstance that gives rise to Taxes - directly or indirectly related to:

(i)
the items specified in 10.1.2(i)-(iv) (for the avoidance of doubt, without reference to the exclusions in 10.1.3 being applicable thereto); and

(ii)
payments under this Agreement, the import and export of the Engine Package, the location or presence of the Engine Package, and the revenues or profits generated by the Engine Package.

10.2.3
Lessee shall not be liable for a payment under the general taxation indemnity set out in 10.2.1-10.2.2 in respect of Taxes to the extent that:

(i)
they arise by virtue of (a) the willful misconduct, gross negligence or contractual breach of that Indemnitee, or (b) a Lessor Lien created by that Indemnitee;

(ii)
in respect of Lessor, they are Lessor Taxes;

(iii)
Lessee is contesting such Taxes in good faith by appropriate proceedings;

(iv) nonpayment of such Taxes does not give rise to a material risk of (a) seizure, sale or other loss of the Engine Package, or (b)

criminal liability to that Indemnitee;

(iv)
they arise by virtue of events or circumstances occurring before or after the Term which are not (a) caused by or attributable to any act, omission or status during that Term and/or (b) related to this Agreement and its contemplated or permitted transactions;

(v)
they (a) arise by virtue of a transfer of any type by that Indemnitee of any interest in the Engine Package or under this Agreement save on account of an Event of Default or a Partial Loss or Total Loss of the Engine, and (b) increase Lessee's obligations under 10.2.2;

(vi)
they (a) arise by virtue of a change of that indemnitee's tax status in any jurisdiction save on account of Lessee's dealings, activities or presence or operation of the Engine therein or the transactions contemplated or permitted by this Agreement, and (b) increase Lessee's obligations under 10.2.2;

(vii)
they arise by virtue of and relate to a failure of that Indemnitee to file a mandatory Tax document in (a) the Principal Taxation Jurisdiction, or (b) any other jurisdiction where that filing requirement (1) would be mandatory absent Lessee's dealings, activities or presence or operation of the Engine therein or the transactions contemplated or permitted by this Agreement, and (2) is known or ought to be known to that Indemnitee; and/or

(viii)
they would be reduced if that Indemnitee had responded in a timely manner to a reasonable request for nonproprietary tax- related information made by the taxing authority, including, without limitation, that relating to nationality, domicile or presence in a jurisdiction.

10.2.4
Any Indemnitee may pay any Taxes indemnified by Lessee hereunder, and, in that case, Lessee shall reimburse that Indemnitee for such payments in accordance with the last sentence of 10.2.1. Any such Indemnitee shall notify Lessee of its payment of any indemnified Taxes, provided that failure to do so is without prejudice to that reimbursement obligation.

10.3
Currency Indemnity

10.3.1
The making of all payments in the Agreed Currency is an essential term of this Agreement. To the maximum extent permitted by law, Lessee waives any right to make any payments hereunder in any other currency.

10.3.2
If Lessor receives an amount in respect of Lessee's liability under this Agreement, or such liability is converted into a claim or judgment, in a currency other than the Agreed Currency:

(i)
in the event of any resulting financial loss to Lessor, Lessee shall indemnify Lessor therefor (and pay the same on the Business Day following the date of demand and on an After-Tax Basis) and

(ii)
in the event of any resulting financial gain to Lessor, Lessor shall promptly pay the same (less associated transaction costs) to Lessee.

10.3.3
For purposes of 10.3.2, the determination of losses or gain, shall be established in line with standard banking practices.

10.4
Independence and Survival of Indemnities

The indemnities contained in 10.1-10.3 shall (i) to the extent permitted by law, constitute independent obligations, and (ii) continue in full force following the end of the Term.

11.
REDELIVERY OF ENGINE PACKAGE

11.1
Redelivery Generally

On the Final Date, Lessee shall redeliver the Engine Package:

(i)
free of Liens (save Lessor Liens) to the Redelivery Location; and

(ii)
in compliance with the conditions and requirements specified in 11.2-11.4 and Part I, point 21 of the Lease Agreement, save to the extent (a) the Engine is Unserviceable and (b) that Unserviceability affects such conditions and requirements.

11.2
Redelivery Requirements and Conditions

11.2.1
The redelivered Engine shall have a valid serviceability tag issued under the authority of the FAA or JAA, as specified in the definition of "Engine" in Part I, point 1 of the Lease Agreement.

11.2.2
With reference to the Engine at the time of delivery to Lessee, the redelivered Engine shall:

(i)
be in as good operating and physical condition (save only normal wear and tear from ordinary operation);

(ii)
have the same external configuration; and

(iii)
contain a complete set of Parts.

11.3
Final Inspection

11.3.1
After removal of the Engine and prior to its redelivery, Lessee shall have performed on that Engine:

(i)
a hot and cold section video borescope in accordance with the relevant manufacturer maintenance manual; and

(ii)
any other performance tests set out in Part I, point 22 of the Lease Agreement. 11.3.2 Lessee shall promptly provide Lessor with the results of all tests required by 11.3.1.

11.4
Engine Documentation on Redelivery

On redelivery, the Engine Documentation shall be in a form required for immediate use of the redelivered Engine under FAA or JAA rules and, without limiting the foregoing or 4.2 or 4.7.1(ii), shall include:

(i)
engine trend monitoring data gathered during its Term;

(ii)
relevant defect or pilot reports during its Term;

(iii)
engine maintenance write-ups prepared during its Term;

(iv)
logs of Engine Flight Hours and Engine Flight Cycles during its Term;

(v)
copy of the engine preservation tag (original to be shipped with Engine);

(vi)
copy of the serviceability tag (original to be attached to Engine);

(vii)
a certificate stating that, during the Term, the Engine was not (a) involved in an accident, incident, fire or a major failure, (b) exposed to stress or heat beyond limits, (c) immersed in salt water or exposed to corrosive agents outside normal operation, or (d) operated by a Government Entity, or, if any of (a)-(d) occurred, describing such events in reasonable detail; and

(viii)
the additional documentation, if any, required by Part I, point 23 of the Lease Agreement.

11.5
Preparation and Transportation Requirements

Lessee shall prepare the Engine Package for shipment and transportation in accordance with (i) the generally applicable procedures and recommendations of the Engine manufacturer and (ii) the requirements specified in Part I, point 24 of the Lease Agreement.

11.6
Effect of Non-compliance with Redelivery Requirements

11.6.1
Without prejudice to its rights under 13, if the redelivery does not occur in full compliance with 11.1 and 11.5, the Term is automatically extended until the date on which Lessee fully complies.

11.6.2
During any Term extension contemplated by 11.6.1, Lessee (i) may not use the Engine in flight operations, (ii) shall pay Rent plus amounts, if any, specified in Part I, point 25 of the Lease Agreement, and (iii) shall otherwise comply with its obligations hereunder.

11.6.3
The provisions of 11.6.1–11.6.2 shall not limit Lessor's right to damages under applicable law for losses caused by Lessee's non-

compliance with 11.1–11.5.

12.
UNSERVICEABILITY

12.1
Return of Engine

If the Engine becomes Unserviceable, Lessee shall promptly redeliver the Engine Package in accordance with 11.1 and 11.5 save where:

(i)
Lessee is required to procure the repair of the Engine under the last clause of 4.6.3;

(ii)
Lessee promptly takes the action permitted by 4.7.2(ii)(a); or

(iii)
7.2.1(ii)(a) applies, and the Engine is delivered to the Agreed Maintenance Performer to repair a Partial Loss.

12.2
Daily Rent for Lessee-Related Unserviceability

If the Engine is returned Unserviceable, and Lessee is responsible therefor under 4.6.2, 4.6.3 or 7.2.1(i), Lessee shall continue to pay daily Rent until the date on which the Engine is no longer Unserviceable, provided Lessor has notified Lessee thereof within 30 Business Days of redelivery. Lessor shall promptly notify Lessee when the Engine is no longer Unserviceable. The foregoing is without prejudice to Lessee's liability under 4.6, including where no such notices are given.

12.3
Prompt Repair

Lessor undertakes to procure the repairs contemplated by 12.2 as promptly as practicable.

13.
TERMINATION EVENTS

13.1
War and Allied Perils Insurance

13.1.1
In the event that, following the date of this Agreement –

(i)
hull and/or liability Insurances relating to war and allied perils, as required by annex 4, become generally unavailable to the aviation industry on commercially reasonable terms (assessed against the availability and pricing thereof on the date of this Agreement), and

(ii)
Lessee decides not to purchase Insurance on then available terms for its fleet generally and so notifies Lessor then, within seven Business Days of that notification during which time Lessee shall not operate the Engine, Lessor shall elect to (a) terminate this Agreement and the leasing of the Engine hereunder, or (b) waive non-compliance by Lessee with 8 to the extent of the resulting lack of coverage.

13.1.2
Where Lessor has made an election under 13.1(ii)(a) to terminate the leasing of the Engine, Lessee shall comply with 11 and pay to Lessor the Termination Damage Amount.

13.2
Certain No-Fault Events

In the event that, for reasons not caused by Lessor and which do not relate to a breach by Lessee hereunder –

(i)
Lessor's title to, ownership of or priority in the Engine Package is adversely affected,

(ii)
it is or becomes unlawful to lease any Engine Package or to pay any amounts payable hereunder, or

(iii)
this Agreement is or becomes invalid or unenforceable

then (a) this Agreement shall terminate without further action and (b) Lessee shall comply with 11 and pay to Lessor the Termination Damage Amount save the amount specified in (iii) of that definition.

14.
DEFAULTS AND REMEDIES

14.1
Events of Default

Each of the following shall be an "Event of Default" and a default for the purposes of Article 17(i) of the Consolidated Text, if applicable):

(i)
failure by Lessee to make any payment required under this Agreement within five days of the due date therefor, unless a differing period is specified in Part I, point 26 of the Lease Agreement, and, in that case, any payment is not made within that period;

(ii)
subject to 13.1.1, failure by Lessee to maintain any Insurances or comply with 4.3.2;

(iii)
failure by Lessee to redeliver the Engine Package as required by 11;

(iv)
failure by Lessee to comply with or perform any other undertaking or obligation under this Agreement, a misrepresentation by Lessee under 15, or a diminution or nonrenewal of rights under a Consent, in each case unless the same (a) has no material adverse effect on the rights of Lessor and the value of the Engine Package or (b) if capable of being remedied, is remedied within 15 days of the date of that failure or misrepresentation;

(v)
Lessee (a) is deemed to be or states in writing that it is insolvent, (b) is subject to any types of insolvency or collective judicial or administrative proceedings, including interim proceedings, in which its assets are subject to control or supervision by any court or other Governmental Entity for purposes of dissolving, liquidating or reorganising Lessee or its assets, (c) suspends or declares in writing its intention to suspend payments to creditors generally or any class thereof, or suspends or ceases all or substantially all of its business, or (d) takes steps, or is subject to actions, analogous to the items specified in 14.1(v)(a)-(c) –

provided that, in the case of 14.1(v)(b) and (d), no Event of Default shall occur for the lesser of (x) sixty (60) days and (y) the period during which enforcement actions are prohibited or suspended under Law where the proceedings (1) were initiated by a third party, (2) lack merit under applicable law, and (3) do not result in financial loss to Lessor; and/or

(vi)
an "Event of Default" under any Lease Agreement entered into utilising this Master Agreement is continuing.

14.2
Default Remedies

14.2.1
An Event of Default under 14.1 (other than 14.1(v)) is a repudiation, and an Event of Default under 14.1(v) is deemed a repudiation of this Agreement by Lessee and, in any such case, Lessor may, at its option:

(i)
accept that repudiation or deemed repudiation by giving notice to Lessee terminating this Agreement and/or the leasing of the Engine Package ("Lease Termination"); and/or

(ii)
take actions seeking performance of this Agreement by Lessee and/or recovery of Lessor's damages and costs caused by the Event of Default ("Enforcement Action") –

without prejudice to Lessor's other rights under this Agreement and applicable Law, including its rights, as title-holder of each Engine Package, to sell or redeploy any Engine Package and collect income, profits and/or proceeds therefrom.

14.2.2
In the case of a Lease Termination:

(i)
Lessee's rights in respect of the Engine Package shall cease; and

(ii)
Lessee shall promptly pay Lessor the Termination Damage Amount.

14.2.3
In the case of a Lease Termination or Enforcement Action, Lessee:

(i)
agrees that Lessor may Take Possession of the Engine Package, and, to the maximum extent permitted by Law, (a) may do so (1) without petitioning, obtaining leave or an order of, or acting under the supervision of, a court or administrative body, and/or (2) whether or not Lessee is insolvent or is then subject to insolvency proceedings, and (b) Lessee waives its right to object thereto;

(ii)
agrees that Lessor shall be entitled to all expedited and/or interim remedies or judicial remedies, including those that permit Lessor to Take Possession of the Engine Package, and, to the maximum extent permitted by Law, Lessee waives any objection thereto;

(iii) shall redeliver that Engine Package to the Redelivery Location and Lessee hereby authorises Lessor, at the latter's option, to so redeliver on behalf of Lessee; and

(iv) irrevocably appoints Lessor its attorney in fact, agent and/or representative for purposes of 14.2.3(i)-(iii), permitting Lessor,

inter alia, to execute documentation in Lessee's name and enter Lessee's facilities.

15.
REPRESENTATIONS AND WARRANTIES

15.1
General Representations

Each Party represents to the other that on the Commencement Date the following shall be true in all material aspects:

(i)
it is duly organised and validly existing under the Laws of the jurisdiction of its organisation or incorporation, and, if relevant under such laws, in good standing;

(ii)
it has the power to execute, deliver and perform its obligations under this Agreement and documents contemplated hereby, and that execution, delivery and performance have been properly authorised;

(iii)
such execution, delivery and performance do not violate or conflict with (a) any provisions of its constitutional documents, (b) Laws applicable to it, (c) order or judgment of any court or other Governmental Entity applicable to it, or (d) any contractual restriction binding on or affecting it or any of its assets;

(iv)
all Consents that it is required to obtain with respect to this Agreement, the documents and transactions contemplated hereby, and the use and operation of the Engine (a) have been obtained and (b) are in force, with all its conditions complied with;

(v)
its obligations under this Agreement and the documents contemplated hereby constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to (a) applicable insolvency law and (b) as to enforceability, equitable principles of general application and other customary limitations under the Laws selected to govern this Agreement under

17.7; and

(vi)
it is subject to civil and commercial Laws, and not entitled to any jurisdictional or enforcement immunity (based on theories of sovereign immunity or otherwise), with respect to its obligations under this Agreement and the documents and transactions contemplated hereby.

15.2
Specific Representations

By its acceptance of the Engine, Lessee represents to Lessor that the following are true in all material aspects:

(i)
no event or circumstance has occurred and is continuing that constitutes, or with the fulfillment of conditions would constitute, an Event of Default;

(ii)
no further actions under the Laws of the jurisdiction where Lessee is legally constituted or has its principal base of operations, or, to its knowledge without inquiry, under other Applicable Laws are necessary to the establishment or protection of Lessor's title to, ownership of, or priority in, the Engine; and

(iii)
save where an opinion has been issued under 17.12.2, the local Law opined upon in the previously issued 17.12.1 opinion is substantially the same in respect of a subsequent Engine Package as regards the (a) enforceability of this Agreement, (b) obligations of Lessee, and (c) rights and interests of Lessor hereunder.

16.
CAPE TOWN CONVENTION

16.1
Applicability and Consent to Registration

The Cape Town Convention shall apply to this Agreement to the maximum extent permitted by law, and to that extent this Agreement shall constitute an “international interest” as defined in the Cape Town Convention. Save to the extent Lessor agrees otherwise, the international interest contemplated by this Agreement and any assignment of it shall be registered in the International Registry created under the Cape Town Convention, in the former case, at Lessee’s expense, in the latter case, at Lessor’s expense.

16.2
Cape Town Convention Remedies

In addition to its rights under 14.2, Lessor may exercise all rights expressed to be available to creditors under the Convention, including the right to receive speedy relief (as defined in Article 20.(2) of the Consolidated Text) in the form of any of the orders specified in

Article 20 of the Consolidated Text and Lessee agrees that Article 20(4) of the Consolidated Text shall be disapplied, Lessor shall, to the extent its remedies pursuant to this Agreement are governed by the Cape Town Convention, exercise such remedies in a “commercially reasonable manner” and Lessee agrees that none of the remedies granted to Lessor herein is manifestly unreasonable.

16.3
Conflict

If a provision in this Agreement relating to the Cape Town Convention conflicts with another provision of this Agreement, the Cape Town Convention shall prevail unless this Agreement grants Lessor greater rights or imposes fewer restrictions.

17.
MISCELLANEOUS PROVISIONS

17.1
Annexes Are Integral

The annexes form an integral part of this Agreement. Any reference to hereto or thereto includes the annexes.

17.2
Entire Agreement

This Agreement constitutes the entire agreement and understanding of Parties with respect to its subject matter, superseding any agreements or understandings relating to the leasing of any Engine.

17.3
Amendments in Writing

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing.

17.4
No Waiver of Rights

A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver.

17.5
Notices

Any notices or other communication hereunder shall be in English. They (a) shall be in writing, (b) may be given in any manner specified in Part I, point 27 of the Lease Agreement, and (c) will be deemed effective as indicated if:

(i)
in writing and delivered in person or by courier, on the date it is delivered;

(ii)
sent by facsimile transmission, on the date that transmission is received in legible form;

(iii)
sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered; or

(iv)
sent by electronic messaging system, on the date that an electronic message is received,

unless the date of that delivery or that receipt, as applicable, is not a Business Day or that communication is delivered or received, as applicable, after the close of business on a Business Day in the location specified for the recipient in Part I, point 27 of the Lease Agreement, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

17.6
Contracting by Facsimile and Electronic Writing

Whether a Lease Agreement may be executed and delivered by facsimile and/or an electronic media shall be specified in Part I, point 28 of the Lease Agreement, and, if so, shall include what addresses and procedures shall be employed in connection therewith.

17.7
Governing Law

This Agreement will be governed by and construed in accordance with the Laws of England or of the State of New York, as specified in

Part I, point 29 of the Lease Agreement, without application of conflict of laws rules which refer to other Laws.

17.8
Jurisdiction

17.8.1
With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each Party irrevocably:

(i)
submits to the nonexclusive jurisdiction of the English courts and/or the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, as specified in Part I, point 30 of the Lease Agreement; and

(ii)
waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such Party, and further waives any right to assert sovereign immunity with respect to jurisdiction or enforcement.

17.8.2
Nothing in this Master Agreement or any Lease Agreement precludes either Party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

17.9
Service of Process

If Parties agree that Lessee shall designate an agent for service of process under this Agreement, a letter confirming that designation shall be delivered to Lessor prior to the Commencement Date.

17.10
Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability:

(i)
in that jurisdiction of any other provision of such agreement or

(ii)
in any other jurisdiction of that or any other provision of such agreement.

17.11
Counterparts

This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original, and, when taken together, shall constitute a single instrument.

17.12
Legal Opinions

17.12.1
Prior to the leasing of the first engine utilising the Master Agreement, Lessee shall deliver to Lessor a transaction legal opinion in a form, and issued by local counsel, reasonably satisfactory to Lessor.

17.12.2
In lieu of making the representation in 15.2(iii), Lessee may deliver to Lessor a transaction legal opinion in a form, and issued by local counsel, reasonably satisfactory to Lessor, in connection with this Agreement. That opinion shall be required where, with reference to the date of the first lease utilising the Master Agreement, the Law opined upon under 17.12.1 has changed in a manner which materially affects the enforceability of this Agreement, or the obligations of Lessee or rights or interests of Lessor hereunder.

17.13
Further Assurances

The Parties agree to take all actions reasonably requested by the other to carry out the intent of this Agreement, including filings with the International Registry created under the Cape Town Convention.

17.14
Taxation Characterisation

Parties intend that this Agreement be treated as a true lease for taxation purposes. Without limiting the foregoing, where Lessee is a United States entity, this Agreement shall be treated as a lease for federal income tax purposes.

17.15
Confidentiality

Parties undertake to keep this Agreement confidential, provided that disclosure may be made (i) to affiliates and permitted assignees,

(ii) professional advisers, (iii) as required by Law, including filing and registration requirements, and (iv) with the prior consent of the other Party.

17.16
Assignment

(i)
Parties may not assign or transfer any of their respective rights or obligations under this Agreement without the prior consent of the other, provided that Lessor may so assign or transfer:

(a)
to an affiliate on terms where Lessor remains liable hereunder unless, in Lessee's reasonable judgment, that affiliate-assignee is sufficiently creditworthy to bear responsibility therefore; or

(b)
to a third party for security purposes.

(ii)
No assignment under 17.16(i) may materially increase the obligations of Lessee hereunder. Lessee shall cooperate with Lessor in connection with any such assignment, provided that, where, upon review of a description thereof provided by Lessor, Lessee reasonably believes it will incur material costs in so cooperating, Lessor agrees to bear responsibility therefor.

(iii)
Assignments requiring consent under 17.16 (i) shall, if proposed by one party, be considered in good faith by the other, provided that such consideration does not impose legal obligations.

(iv)
This Agreement is binding on and inures to the benefit of assignees permitted hereunder.

Annex 1 – Definitions and Rules of Interpretation

Definitions

Acceptance Certificate means a certificate taking the form of annex 2, appendix A.

Additional Indemnitees mean those persons so identified in Part I, point 31 of the Lease Agreement.

After Tax Basis means the payment of amounts necessary to ensure that (after giving effect to any deductions or withholding Tax, including on any additional payments) the full amount owing hereunder is received by the recipient.

Agreed Currency means the currency so specified in Part I, point 11 of the Lease Agreement.

Agreed Maintenance Performer means any maintenance performer having a valid repair station license and otherwise approved or accepted by the FAA or JAA and the Engine manufacturer for the work it will perform on the Engine.

Aircraft means the aircraft on which the Engine is installed from time to time.

Applicable Engine Standards means (i) the requirements specified in the Engine Documentation and/or (ii) all legally mandatory recommendations of the Engine or Aircraft manufacturer applicable to the Engine or the operation or maintenance thereof, including such recommendations contained in manuals and all applicable service bulletins.

Applicable Laws means all Laws of any Governmental Entity in States in which (i) the Aviation Authority is located, (ii) Lessee is legally constituted or has its principal base of operations, (iii) Lessee has located or operates the Engine, and/or (iv) regulatory authority is asserted over Lessor or other Indemnitee to the extent that assertion is based on Lessee's dealings, activities or presence or operation of the Engine.

Aviation Authority means the civil aviation authority having regulatory authority over Lessee's use of the Engine.

Business Day means any day, other than a Saturday and Sunday, on which banks are open for business in all the cities specified in

Part I, point 32 of the Lease Agreement.

Calculation Discount Rate means the rate so specified in Part I, point 37 of the Lease Agreement. Cape Town Convention means the Convention as modified by the Protocol.

Claims and Losses means any and all (i) claims, suits, judgments and orders and (ii) losses, accrued liabilities, damages, costs, and expenses (however described, characterised or classified), including reasonable professional fees and expenses, in each case incurred or binding and regardless of (a) the legal theory or economic assumptions on which they are based, (b) whether they are described as penalties and/or fines, and/or (c) whether they are susceptible to appeal or mitigation.

Commencement Date means the date on which the Engine is delivered to Lessee, save and as otherwise specified in Part I, point 5 of the Lease Agreement.

Consents means any consent, approval, action, authorisation, exemption, license or permit of any kind, including those relating to importation, exportation or use of that Engine and exchange controls, given, made or issued by a Governmental Entity.

Consolidated Text means the Consolidated Text of the Convention and the Protocol attached to Resolution No.1 of the Final Act of the Diplomatic Conference to adopt the Convention and the Protocol held under the auspices of ICAO and UNIDROIT at Cape Town from 29 October to 16 November 2001.

Convention means the Convention on International Interests in Mobile Equipment signed in Cape Town on 16 November 2001.

Default Rate means the rate so specified in Part I, point 10 of the Lease Agreement. Enforcement Action has the meaning specified in 14.2.1(ii).

Engine means the "Engine" specified in Part I, point 1 of the Lease Agreement, and includes, as the context requires, all modules and any and all Parts, separately and collectively, so specified.

Engine Documentation has the meaning so specified in 4.2.1(i).

Engine Flight Cycle means one take-off and landing of the Aircraft.

Engine Flight Hours means each hour or part thereof an Engine is installed on the Aircraft which is airborne.

Engine Package means an Engine and the Engine Documentation for that Engine.

Engine Reports has the meaning specified in 4.2.4. Event of Default has the meaning specified in 14.1. FAA means the Federal Aviation Administration of the United States of America.

Final Date means the earliest of the date (i) which is the Scheduled Final Date, (ii) on which the leasing of the Engine is terminated in accordance with the Agreement, and (iii) on which Lessee returns the Engine to Lessor on account of it being Unserviceable.

General Indemnity Event has the meaning specified in 10.1.2.

Governmental Entity means any international, national or local executive, legislative, judicial or administrative authority (however described, characterised or classified), including courts and agencies.

ICAO means the International Civil Aviation Organisation.

Indemnitees means Lessor, the Additional Indemnitees, and their respective affiliates, officers, directors, employees and agents.

Insurances have the meaning specified in 8.1.

JAA means the European Joint Airworthiness Authority or an authority to which its responsibilities have been transferred or reallocated (European Aviation Safety Agency).

Law means all legal rules and regulations (regardless of its source), including judicial or administrative interpretation thereof, in force from time to time.

Lease Termination has the meaning specified in 14.2.1(i).

Lessor Lien means any Lien (i) created by, through or for the benefit of any Indemnitee, (ii) arising by virtue of acts of or claims against any Indemnitee not relating to the transactions contemplated or permitted by the Agreement, or (iii) arising from nonpayment of Lessor Tax.

Lessor Tax means any Tax that is imposed (i) as a result of dealings, presence or activities of Lessor in or in connection to the jurisdiction imposing the Tax or (ii) or based on the income, profits, capital or worth of Lessor (however computed) by taxing authorities in the Principal Taxation Jurisdictions, provided that a Tax does not qualify under subclause (i) above to the extent it relates to (a) Lessee's dealings, activities or presence in such jurisdiction or (b) the importation, location or operation of the Engine or the transactions contemplated or permitted by the Agreement.

Lien means any mortgage, lien, charge, encumbrance, hypothecation, lease (save this Agreement or one consented to under 4.4.2), or other claim, right or interest in any property, whether that right or interest (i) arises by contract or operation of Law and/or (ii) is possessory or nonpossessory in nature.

On Watch Items means conditions or trends which, in accordance with Applicable Engine Standards, require special inspections (as opposed to inspections applicable to all engines of the same type as the Engine) of and/or subsequent remedial maintenance or repairs to the Engine.

Part means parts, equipment or accessories (i) installed on, incorporated in, attached to, or furnished with, an Engine, whether they are or remain so installed, incorporated or attached, save those to which title passes to Lessee under 4.7.3 of the Agreement and

(ii) title to which passes to Lessor under 4.7.1(iii) of the Agreement.

Partial Loss means loss or damage to the Engine that is not a Total Loss.

Payment Account means the account so specified in Part I, point 12 of the Lease Agreement.

Permitted Lien means (i) any Lien for Taxes, (ii) any Lien arising by operation of Law, created in the ordinary course of Engine operations, (iii) judgment Lien, (iv) any Lessor Lien, and/or (v) any other Lien in respect of which Lessee has provided security in a form and amount satisfactory to Lessor, provided that a Lien qualifies under subclauses (i)-(iii) above if and so long as (a) the obligations giving rise to that Lien are not yet due , or, if due, are being contested by Lessee in good faith by appropriate proceedings,

(b) non-performance of such obligations does not give rise to any material risk of seizure, sale or other loss of any Engine or criminal liability of Lessor, and (c) adequate financial reserves have been provided by Lessee for such obligations.

Principal Taxation Jurisdictions means the jurisdiction or jurisdictions so specified in Part I, point 36 of the Lease Agreement. Proceedings has the meaning specified in 16.8.1.

Protocol means the Protocol to the Convention on Matters Specific to Aircraft Equipment.

Qualifying Emergency Part means a part which (i) is manufactured or approved by the Engine manufacturer, (ii) is suitable for use on the Engine in accordance with accepted industry practices, and (iii) when installed, will not adversely affect the airworthiness of the Engine or violate Lessee's Aviation Authority-approved maintenance plan.

Recognition Agreement means a letter in the form of annex 5.

Redelivery Location means the location so specified in Part I, point 20 of the Lease Agreement. Rent means the amount so specified in Part I, point 8 of the Lease Agreement.

Rent Payment Date means the date or dates so specified in Part I, point 9 of the Lease Agreement.

Requisition of the Engine means any act (however described, characterised or classified) by a Governmental Entity which asserts a right or entitlement to own, acquire or alter property rights in, control, possess, or use or hire an Engine, or that has any of these effects.

Scheduled Final Date means the date so specified in Part I, point 35 of the Lease Agreement. Stipulated Amount means the amount so specified in Part I, point 18 of the Lease Agreement.

Take Possession of the Engine Package means any action by Lessor or its agents or representatives to take physical or constructive possession, control and/or custody of an Engine Package, directly or though judicial or administrative procedures, whether (i) designed to immobilise, preserve or permit redeployment of that Engine Package and/or (ii) taken at Lessee's operational or storage facilities or on property within the public domain.

Tax means any taxes or other governmental assessments, duties, charges or fees of any kind (however described, characterised or classified), whether direct or by way of withholding or deduction, and including any penalties, fines and interest arising from non- payment of the foregoing.

Taxation Indemnity Event has the meaning specified in 10.2.2.

Term means the period commencing on the Commencement Date and ending on its Final Date, or, if extended under 7.3.2 or 11.6.1 of the Agreement, the end of the extended Term.

Termination Damage Amount means the sum of: (i) all amounts due and owing under the Agreement on the date of Termination, (ii) all costs and expenses incurred by Lessor to (a) bring the Engine Package into the condition required in 11.1-11.5, (b) cure all other Events of Default (which continue to adversely affect Lessor's rights or the value of that Engine Package), and (c) enforce its rights and remedies under the Agreement, and (iii) all Rent which would have been payable during the balance of the Term for that Engine (but for the termination), discounted for early settlement at the Calculation Discount Rate.

Threshold Amount means the amount so specified in Part I, point 38 of the Lease Agreement.

Total Loss means any of the following events: (i) damage or any other event which constitutes a total loss or constructive total loss (however described, characterised or described) of the Engine under the hull or hull war risk Insurance, (ii) the Engine being destroyed, damaged beyond economic repair or rendered permanently unfit for normal use, for any reason, (iii) the loss of possession of the Engine by Lessee for a period of 30 days (or more) due to theft, disappearance or hijacking, (iv) the Requisition of the Engine for a period of 30 days (or more) for the sole purpose of use or hire, without any further rights, (v) the Requisition of title to the Engine, or (vi) any divestiture of title to the Engine as a result of Lessee's breach of 4.4.4.

UNIDROIT means the International Institute for the Unification of Private Law.

Unserviceable means a condition that renders the Engine ineligible for the serviceability tag specified in the definition of "Engine" in

Part I, point 1 of the Lease Agreement, save to the extent Lessee is responsible therefor under 4.6.1.

Use Fee Amount (Cycle) means the amount per Engine Flight Cycle so specified in Part I, point 33 of the Lease Agreement. Use Fee Amount (Flight Hour) means the amount so specified in Part I, point 34 of the Lease Agreement.

Use Fees means Use Fees (Cycle) and Use Fees (Flight Hours).

Use Fees (Cycle) means for each calendar month (or part thereof), the product of multiplying (x) the number of Engine Flight Cycles operated by that Engine during the preceding calendar month and (y) the Use Fee Amount (Cycle).

Use Fees (Flight Hour) means for each calendar month (or part thereof), the product of multiplying (x) the number of Engine Flight Hours (or fraction thereof) operated by that Engine during the preceding calendar month and (y) the Use Fee Amount (Flight Hour).

Rules of Interpretation

Headings are inserted for convenience only, and lack legal effect. Words denoting the singular include the plural and vice versa. References to documents or instruments are to the same as modified from time to time. A reference to any person includes a reference to the successors in interest and permitted assigns of that person, and, in the case of a Governmental Entity, a person succeeding to any of its functions. The word "including" is construed as "including without limitation". Save where the context otherwise requires, references to an or the "Engine" are to the Engine or Engines described in the subject Lease Agreement. References to matters "hereunder" are to those under this "Agreement", as defined.

The terms “assignment” (for the purposes of clause 16.1 only), “Contracting State”, “international interest”, “Regional Economic Integration Organisation”, “situated in”, “State”, and “territorial unit” shall have the respective meanings given to them in (or, as appropriate, shall be construed in accordance with) the Consolidated Text.

Annex 2 – Form of Lease Agreement

Lease Agreement

This Lease Agreement is made as of between ('Lessor') and ('Lessee'). It refers to and incorporates the terms of Document No. [ ] (Master Short-Term Engine Lease Agreement, 2002) ('Master Agreement').

This Lease Agreement modifies the Master Agreement, and, as so modified, constitutes a single contract applicable to the leasing of the Engine (defined below), as contemplated by 2.1.2 of the Master Agreement.

Part I – Referenced Provisions

For purposes of the Master Agreement ('N/A' denotes non-applicability):

1. Engine (clause 2.3.1(i); annex 1, definition) [specify manufacturer, make, model, other particulars] [specify serviceability tag]	2A+B. Engine Flight Hours (2A) and Engine Flight Cycles (2B) /Since Last Overhaul (clause 2.3.1(ii); Annex 1, Definitions) [specify] or [indicate if N/A] (for both since last overhaul)
3A+B. Additional Conditions Precedent to Lessee's Obligations (clause 2.3.1(iii)) (3A) and to Lessor's Obligations (clause 2.3.3) (3B) [specify] or [indicate if N/A]	4. Conditions Precedent Time Period (clause 2.3.2) [specify] or [indicate if N/A]
5. Commencement Date (clause 2.4.1; annex 1, definition) [specify] or [indicate if N/A]	6. Acceptance Certificate (clause 2.4.2; annex 1, definition) [specify] or [indicate if N/A]
7. Deposit and/or Letter of Credit (clause 3.1) [specify with conditions] or [indicate if N/A]	8. Rent (clause 3.2; annex 1, definition) [specify]
9. Rent Payment Date (clause 3.2; annex 1, definition) [specify]	10. Default Rate (clause 3.5; annex 1, definition) [specify]
11. Agreed Currency (clause 3.7.2; annex 1, definition) [specify]	12. Payment Account (clause 3.7.2; annex 1, definition) [specify]
13. Engine Documentation (clause 4.2.1(i)) [specify by listing in attachment or by cross-reference]	14. Engine Reports - Other Information (clause 4.2.4(ii)) [specify by listing in attachment or by cross-reference]
15. Engine Installation/Removal Notification Requirements (clause 4.2.6) [specify]	16. Certain Lessee Obligations Concerning Indemnitees (clause 4.4.6) [specify] or [indicate if N/A]
17. Consequences of Partial Loss (clause 7.2.1(ii)) [specify]	18 Stipulated Amount (clause 7.3.1; annex 1, definition) [specify]
19 .Reinsurance (clause 8.1) [specify] or [indicate if N/A]	20. Redelivery Location (clause 11.1(i); annex 1, definition) [specify]
21. Redelivery-additional requirement (clause 11.1(ii)) [specify by listing in attachment or by cross-reference] or [indicate if N/A]	22. Final Inspection–other tests (clause 11.3.1(ii)) [list in attachment or by cross-reference] or [indicate if N/A]

23. Redelivery–Additional Documentation (clause 11.4(viii)) [specify] or [indicate if N/A]	24. Transportation – supplemental requirements (clause 11.5) [specify] or [indicate if N/A]
25. Additional Amounts – Term Extension (clause 11.6.2) [specify] or [indicate if N/A]	26. Differing Period (clause 14.1(i)) [specify]
27. Notices (clause 16.5) [specify permissible means and addresses]	28. Contracting by Fax/Electronic Writing (clause 16.6) [specify permissibility and addresses / protocol] or [indicate if N/A]
29. Governing Law (clause 16.7) [specify laws of England or of the State of New York]	30. Nonexclusive Jurisdiction (clause 16.8.1(i)) [specify English Courts or New York State Courts and/or Federal Courts located in New York]
31. Additional Indemnitees (annex 1, definition) (for use, inter alia, in definition of "Indemnitees") [specify] or [indicate if N/A]	32. Business Day (annex 1, definition) [specify relevant cities]
33. Use Fee Amount (Cycle) (annex 1, definition) (for use in definition of “Use Fees (Cycle)” [specify per Cycle]	34. Use Fee Amount (Flight Hour) (annex 1 definition) (for use in definition of "Use Fees (Flight Hours)") [specify per Flight Hour]
35. Scheduled Final Date (annex 1, definition (for use in definition of "Final Date") [specify]	36. Principal Taxation Jurisdictions (annex 1, definition) (for use in definition of "Lessor Tax") [specify]
37. Calculation Discount Rate (annex 1, definition (for use in definition of Termination Damage Amount)) [specify]	38. Threshold Amount (annex 1, definition) [specify]
39. Required Liability Amount (annex 4, clause 4) [specify]	40. Deductibles (annex 4, clause 8) [specify by ins. Type] or [indicate if N/A]

Part II – Modifications Applicable Where Lessee Is Not an Airline or Other Operator of Engines

Pursuant to 2.1.4 of the Lease Agreement, the Master Agreement is modified as follows ("N/A" denotes non-applicability):

Part III – Other Modification to Master Agreement

As regards this Lease Agreement, the Master Agreement is further modified as follows ("N/A" denotes non-applicability):

Part IV – Appendix

Appendix A hereto is the form of Acceptance Certificate*, the execution of which, as contemplated by point 6 above, effects or evidences Lessee's acceptance of the Engine hereunder.

IN WITNESS whereof, Parties have executed this Lease Agreement as a deed** on the respective dates specified below.

LESSOR	LESSEE
DATE:	DATE:

* INSERT IF REQUIRED BY 2.4.2 OF THE MASTER LEASE (SEE POINT 6 ABOVE)

** INSERT IF THE LAWS OF ENGLAND ARE SELECTED UNDER 17.7 (SEE POINT 29 ABOVE)

Annex 2, Appendix A – Acceptance Certificate

[Lessor]

[Lessor's Address]

Re: Acceptance of Engine Package

Dear Sir/Madam,

Reference is made to the Lease Agreement between you ("Lessor") and us ("Lessee") dated [date] ("Engine Lease Agreement") regarding the leasing by Lessee of [engine type and model] bearing manufacturer's serial number [msn] ("Engine"). Terms used herein without definition have the meanings assigned in the Engine Lease Agreement.

Lessee hereby confirms to Lessor that:

(i)
on [date] at [time] at [location], Lessee accepted delivery of the Engine, as described in Part I, point 1 of the Engine Lease Agreement and the Engine Documentation, as described in Part I, point 13 of the Engine Lease Agreement;

(ii)
annex 1 hereto lists all Parts and annex 2 lists all Engine Documentation so received by Lessee; and

(iii)
the Engine Documentation confirms the Engine Flight Hours and Engine Flight Cycle information and data summarised on annex 3 hereto.

[Lessee] By:

Date:

Annex 3 – Conditions Precedent

1.
. With respect to the relevant Engine Package, Lessor shall have received the following:

1.1
a Lease Agreement and, if required thereby, an Acceptance Certificate, each executed and delivered by Lessee in accordance with the Agreement;

1.2
the insurance documentation required by 8.2.1 of the Agreement –

(such documentation relating to any Engine Package, "Agreed Evidence of Insurance"); or

1.3
if required by the relevant Lease Agreement:

(i)
the deposit and/or letter of credit, as contemplated by 3.1 of the Agreement; and

(ii)
an executed process agent letter, as contemplated by 17.9 of the Agreement.

1.4
unless otherwise agreed by Lessor, evidence in a priority search certificate from the International Registry that the international interest constituted by this Agreement, and, if applicable, the assignment thereof have been duly registered.

2.
In the case of the initial lease of an Engine utilizing the Master Agreement, Lessor shall have received a local Law opinion, as contemplated by 17.12.1 of the Agreement.

3.
No event or circumstance which constitutes, or with the fulfillment of conditions would constitute, an Event of Default under the Agreement subsists on the Commencement Date under the Lease Agreement.

Annex 4 – Insurance Requirements

Unless otherwise agreed by Parties:

1.
Lessee shall maintain the following ("Insurances") covering the Engine:

(a)
aviation legal liability risks insurance covering aviation third party (bodily injury and property damage), contractual liability, passenger, baggage, cargo, mail, premises, hangarkeepers and airline general third party risks (including products and completed operations liability), and war and allied risks cover on the terms of AVN52C (or equivalent) writing back the perils excluded by paragraphs (a) and (c) to (g) of AVN48B) ("Liability Insurance");

(b)
aviation hull all risks insurance covering all risks of loss or damage for the Engine whilst flying and on the ground ("Hull All Insurance");

(c)
spares all risks insurance (including war and allied risks except when on the ground or in transit other than by air) covering all risks of loss or damage to the Engine and Parts when not installed on the Aircraft, including engine test and running risks ("Spares Insurance"); and

(d)
aviation hull war and allied perils insurance for the Engine on the terms of [ ] or equivalent (but including confiscation in the country where the Aircraft is registered) ("Hull War Insurance").

2.
The Insurances shall include an endorsement on the terms of AVN67B (Hull All and Hull War Endorsement) (or equivalent).

3.
The Insurances will be (i) arranged through an independent firm of internationally recognised aviation insurance brokers and (ii) placed with insurers of recognised responsibility, specialising in and normally participating in the international aviation insurance markets, unless reinsurances are required under Part I, point 19 of the Lease Agreement, in which case Lessee will comply with such requirements.

4.
Expressed in the Agreed Currency, the amount of the Insurances shall be as follows:

Liability Insurance - in the case of bodily injury or property damage, for a combined single limit of an amount of not less than the Required Liability Amount specified in Part 1, point 39 of the Lease Agreement any one occurrence, and, in the case of products liability, for an aggregate limit for all losses during the currency of the policy (such amounts to be payable in the currency required under applicable law);

Hull All Insurance and Hull War Insurance - an amount in addition to the agreed value of the Aircraft covering the Engine for not less than the Stipulated Amount; and

Spares Insurance - the Stipulated Amount.

5.
The Insurances shall apply on a worldwide basis, subject to standard aviation insurance market geographical limits, provided that such limits do not exclude any area to which the Aircraft may be operated and that overflying any excluded areas is covered and flights to such excluded areas are held covered as respect the interests of each Indemnitee.

6.
The Hull All, Hull War and Spares Insurance shall (i) be on an agreed value basis (except in the case of Parts under Spares Insurance, which shall be on a replacement value basis) (ii) name Lessor as loss payee in respect of any proceeds payable in respect of a Total Loss and additional assured, and (iii) be settled jointly with Lessor and Lessee (save amounts below the Threshold Amounts). The Liability Insurance shall name each Indemnitee as additional assured, warranted, as to it, no operational interest.

7.
If the Hull All Insurance and Hull War Insurance are separate, each shall contain all the terms of AVS 103 (or equivalent).

8.
Whether deductibles are permitted shall be specified in Part I, point 40 of the Lease Agreement, and, if so, the maximum deductible (identified by specific Insurance) shall be set out therein.

9.
The product and completed operations liability coverage under the Liability Insurance shall remain in force during the period ending on the earlier of the date (i) falling two years after the end of the Term and (ii) of next full performance restoration of the Engine.

10.
All reinsurances of Hull All, Hull War and Spares Insurance required by Part I, point 19 of the Lease Agreement shall (i) be on the same terms as the Insurances, unless prohibited by mandatory provisions under applicable law, and (ii) contain the following:

"The Reinsurers hereby agree (at the request and with the agreement of the Reinsured) that in the event of any valid claim arising hereunder the Reinsurers shall in lieu of payment to the Reinsured its successors in interest and assigns pay to the person(s) named as loss payee(s) under the original insurance effected by the Insured that portion of any loss for which the Reinsurers would otherwise be liable to pay the Reinsured (subject to proof of loss) it being understood and agreed that any such payment shall fully discharge and release Reinsurers from any and all further liability in connection with such claim. The Reinsurers reserve the right to set off against any claim payable hereunder in accordance with this clause any outstanding premiums due on the reinsurance in respect of the equipment. Payment shall be made under this reinsurance notwithstanding (i) any bankruptcy, insolvency, liquidation or dissolution of the Reinsured and/or (ii) that the Reinsured has made no payment under the original insurance policies. It is a condition that the provisions of this clause shall not operate in contravention of the laws, statutes or decrees of the country of domicile of the Reinsured."

Annex 5 – Recognition Agreement

[Date] [Lessor]

[Lessor's Address]

Re: Recognition of Rights/Interests in Engine

Dear Sir/Madam,

Reference is made to the Master Engine Lease Agreement dated [date] between you and [Lessee] ("Master Engine Agreement") creating a standing facility permitting Lessee to lease certain engines ("Engines") on a short-term basis from time to time.

We hold a proprietary interest in [aircraft type and model] bearing manufacturer's serial number [msn] ("Aircraft").

In consideration of the benefits associated with the use of the Engines on the Aircraft, subject to the terms of the Master Engine Agreement, we hereby agree to:

(i)
recognise your and your creditors' rights and interests in any Engine installed on the Aircraft; and

(ii)
not claim or assert, as against you or your creditors, any right, title or interest in any Engine arising by virtue of the installation of any such Engine on the Aircraft.

This letter (Recognition Agreement) shall be governed by and construed in accordance with the laws of [England] [New York]. [person with proprietary interest in the Aircraft]

By:

Date: